            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 1998
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                ---------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                       AXIOHM TRANSACTION SOLUTIONS, INC.
             (Exact name of Registrant as specified in its charter)

         CALIFORNIA                 94-2917470
----------------------------  -----------------------
(State or other jurisdiction     (I.R.S. Employer
             of
incorporation organization)   Identification Number)

                            15070 AVENUE OF SCIENCE
                          SAN DIEGO, CALIFORNIA 92128
                                 (619) 451-3485
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------

                                WALTER S. SOBON
                            CHIEF FINANCIAL OFFICER
                            15070 AVENUE OF SCIENCE
                          SAN DIEGO, CALIFORNIA 92128
                                 (619) 451-3485
 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)
                           --------------------------

                                   COPIES TO:

                           HENRY P. MASSEY, JR., ESQ.
                          BRADLEY A. BUGDANOWITZ, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                           --------------------------

          Approximate date of commencement of proposed sale to the public:

    As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    The Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
            TITLE OF SECURITIES                   AMOUNT TO       OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
              TO BE REGISTERED                  BE REGISTERED          SHARE(1)            PRICE(1)        REGISTRATION FEE
Common Stock, no par value..................      5,515,858            $13.500           $74,464,083           $21,967

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculation of the registration fee based on the average of the high and low sales price of the Registrant's Common Stock on the Nasdaq National Market on May 8, 1998.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED            , 1998

PROSPECTUS

                                5,515,858 SHARES

                       AXIOHM TRANSACTION SOLUTIONS, INC.

                                  COMMON STOCK
                                 (NO PAR VALUE)
                               ------------------

    This Prospectus relates to the public offering, which is not being underwritten, of an aggregate of 5,515,858 shares (the "Shares") of the common stock ("Common Stock") of Axiohm Transaction Solutions, Inc., a California corporation (the "Registrant" or "Company") which may be offered and sold from time to time by the Selling Shareholders named herein (the "Selling Shareholders") for their own benefit. Whether any such sales will be made and the timing and amount of any sales are within the sole discretion of each Selling Shareholder. The Shares of Common Stock to which this Prospectus relates were acquired by the Selling Shareholders in connection with the acquisition of DH Technology, Inc. by Axiohm S.A. and related transactions. See "The Company--Recent Acquisition." All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by a Selling Shareholder will be borne by such Selling Shareholder.

    The Shares may be offered by the Selling Shareholders from time to time in one or more transactions in the over-the-counter market at prices prevailing therein, in negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Shareholders" and "Plan of Distribution."

    The Common Stock of the Company is traded in the over-the-counter market on the Nasdaq National Market. On May 8, 1998, the closing price of the Company's Common Stock was $13.500 (Nasdaq Symbol: AXHM).

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                      SEE "RISK FACTORS" ON PAGE 4 HEREOF.

    The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS            , 1998.

    No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Axiohm Transaction Solutions, Inc., 15070 Avenue of Science, San Diego, California 92128, Attn:
Janet Shanks (619) 451-3485.

                             AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The registration statement of which this Prospectus forms a part, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement or other document are summaries which are not necessarily complete and in each instance reference is made to the copy of such agreement or other document filed as an exhibit to the Registration Statement, each such statement herein being qualified in all respects by such reference. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement.

                     INFORMATION INCORPORATED BY REFERENCE

    There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange
Commission:

    (1) The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1997, filed pursuant to Section 13 of the Exchange Act (including those portions of the Company's definitive proxy statement for the Annual Meeting of Shareholders held on April 28, 1998 incorporated by reference therein).

    (2) The description of the Common Stock of the Registrant that is contained in the Registration Statement on Form 8-A effective June 25, 1985, as amended, filed under Section 12 of the Exchange Act.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

                                  THE COMPANY

GENERAL

    The Company is a non-captive designer, manufacturer and marketer of transaction printers. The Company has a broad product line and manufactures its own thermal and impact printheads and printer components utilizing thermal, magnetic and impact technologies. The Company's transaction printer products are used in retail, financial and commercial transactions to provide transaction records such as receipts, tickets, register journals, checks and other documents. In addition to transaction printers, the Company also designs, manufactures and markets: (i) card readers which, similar to transaction printers, are an integral part of transaction activity; and (ii) bar code printers and related consumable supplies, which are used for automatic identification and data collection systems. The Company operates on a world-wide basis with significant activities in North America and Europe. The Company sells its products to OEMs, VARs, distributors and end-users.

RECENT ACQUISITION

    Until October 2, 1997, the Company operated under the name DH Technology, Inc. ("DH"). On that date, the last in a series of transactions (the "Transactions") occurred as a result of which the Company was acquired by Axiohm S.A., a French corporation ("Axiohm"), and DH, the surviving corporation, changed its name to Axiohm Transaction Solutions, Inc.

    DH, which was headquartered in San Diego, California, has been a leading designer, manufacturer and marketer of impact transaction printing mechanisms, impact and thermal transaction printers, impact printheads and thermal bar code products. DH recently broadened its role in transaction products with strategic acquisitions of a manufacturer of magnetic heads and a manufacturer of card readers.

    Axiohm, which was headquartered in Montrouge, France, has been a leading designer, manufacturer, and marketer of thermal transaction printing mechanisms and thermal and impact transaction printers for both standard and application-specific uses. Axiohm was created in 1988 through a management buyout of the thermal printhead business from Schlumberger Limited ("Schlumberger"). At that time, Axiohm had annual sales of approximately $3.0 million. In 1994, Axiohm purchased from NCR Corporation ("NCR") the assets and operations of NCR's transaction printer business and placed the business in a wholly-owned U.S. subsidiary, Axiohm IPB, Inc. ("Axiohm IPB").

    On August 21, 1997, AX Acquisition Corporation, a California corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Axiohm, acquired 7,000,000 shares of the Common Stock of DH through a tender offer to the shareholders of DH at a price per share of $25 in cash (the "Tender Offer"). The Tender Offer was made pursuant to an Agreement and Plan of Merger, dated July 14, 1997, among DH, Axiohm and Purchaser (the "Merger Agreement"). The 7,000,000 shares acquired by Purchaser in the Tender Offer represented approximately 87.5% of the outstanding Common Stock of DH and thereby gave Axiohm and its controlling shareholders control of DH.

    On October 2, 1997, the Purchaser exchanged 5,518,524 shares of the Common Stock it had acquired in the Tender Offer and approximately $12.2 million in cash for certain of the outstanding shares of capital stock of Axiohm and all of the outstanding shares of capital stock of Dardel Technologies S.A. ("Dardel"), which held the remaining shares of capital stock of Axiohm (the "Axiohm Exchange"). Immediately after the Axiohm Exchange, DH purchased from Axiohm IPB all of Purchaser's outstanding capital stock in exchange for the assumption by DH of the obligations incurred in financing the Tender Offer (the "Acquisition of Purchaser").

    Immediately after the Axiohm Exchange and the Acquisition of Purchaser, Purchaser was merged with and into DH (the "Merger"). The remaining 1,481,476 shares of DH's Common Stock acquired in the Tender Offer and held by Purchaser at the time of the Merger were canceled in the Merger.

                           FORWARD LOOKING STATEMENTS

    This Prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements that include the words "believes," "expects," "anticipates," "plans" or similar expressions and statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's expectations are set forth in this Prospectus.

                                  RISK FACTORS

    The Shares offered hereby are speculative in nature and involve a high degree of risk. The risk factors which appear under the heading "Business--Certain Factors That May Affect Future Results" and other information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and the risk factors which appear under the heading "Risk Factors" or similar headings in all documents filed by the Company pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the Shares have been sold or which deregisters all Shares remaining unsold, are incorporated by reference herein. See "Information Incorporated by Reference." Such risk factors and other information should be considered carefully before purchasing the offered Shares.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Shareholders, as described below. See "Selling Shareholders" and "Plan of Distribution" described below.

                              SELLING SHAREHOLDERS

    The following table sets forth as of February 25, 1998, except as otherwise indicated, the name of each of the Selling Shareholders, the number of shares of Common Stock that each such Selling Shareholder beneficially owns as of such date, the number of shares of Common Stock beneficially owned by each Selling Shareholder that may be offered for sale from time to time by this Prospectus, the number of shares of Common Stock to be beneficially owned by each such Selling Shareholder assuming the sale of all the Common Stock offered hereby and the percentage of the outstanding shares of the Company's Common Stock to be beneficially owned by each Selling Shareholder after completion of the offering. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                                                           SHARES WHICH MAY      BENEFICIAL OWNERSHIP
                                                                SHARES     BE SOLD PURSUANT         AFTER OFFERING
                                                              BENEFICIALLY      TO THIS       --------------------------
SELLING SHAREHOLDER(1)                                         OWNED(2)       PROSPECTUS       SHARES      PERCENTAGE
------------------------------------------------------------  -----------  -----------------  ---------  ---------------
Barclays Capital Developpement..............................      94,971           94,971        --            --
Harvey Beldner..............................................       1,341            1,341        --            --
Corinne Belmont-Lemoine.....................................      13,414           13,414        --            --
Philippe Bernard............................................      23,475           23,475        --            --
Francis Berthelot(3)........................................      50,406           50,406        --            --
BP Investissements SA.......................................      82,362           82,362        --            --
Cargyl Finance BV...........................................   1,639,528        1,639,528        --            --
David Clarke................................................       5,366            5,366        --            --
Nicolas Dourassoff(4).......................................      16,768           16,768        --            --
Patrick Dupuy(5)............................................   1,753,141        1,753,141        --            --
Sabine Dupuy................................................      30,180           30,180        --            --
Caroline Dupuy..............................................      30,180           30,180        --            --
Astrid Dupuy................................................      30,180           30,180        --            --
Financiere Argalus SA.......................................     317,375          317,375        --            --
Patrick Frimat..............................................       9,524            9,524        --            --
Carole Gibier...............................................     100,605          100,605        --            --
Gilles Gibier(6)............................................   1,740,133        1,740,133        --            --
Marie-Francoise Gillon......................................      13,414           13,414        --            --
Yves Hagege.................................................      10,731           10,731        --            --
Jean-George Huglin(7).......................................     373,178          373,178        --            --
Keith Jentoft...............................................     198,256          198,256        --            --
Corinne Knupp...............................................       2,683            2,683        --            --
Thibaud Lastennet...........................................       2,549            2,549        --            --
Claude Lepeutrec............................................      67,204           67,204        --            --
Yves Lepeutrec..............................................     107,178          107,178        --            --
Gregory Menzenski...........................................       9,390            9,390        --            --
NSM Developpement...........................................     317,664          317,664        --            --
Partvent....................................................      11,134           11,134        --            --
Bernard Patry(8)............................................     317,510          317,510        --            --
Marie Pierre Patry..........................................     114,958          114,958        --            --
Emmanuelle Patry............................................       1,744            1,744        --            --
Julien Patry................................................       1,744            1,744        --            --
Claire Patry................................................       1,744            1,744        --            --
Damien Pelletier(3).........................................       3,250            3,250        --            --
Coltide de Perthuis.........................................      13,414           13,414        --            --
Somafin SPRL................................................      16,768           16,768        --            --
Andy Shih...................................................      16,097           16,097        --            --
Stefreba....................................................      16,768           16,768        --            --

                                                                           SHARES WHICH MAY      BENEFICIAL OWNERSHIP
                                                                SHARES     BE SOLD PURSUANT         AFTER OFFERING
                                                              BENEFICIALLY      TO THIS       --------------------------
SELLING SHAREHOLDER(1)                                         OWNED(2)       PROSPECTUS       SHARES      PERCENTAGE
------------------------------------------------------------  -----------  -----------------  ---------  ---------------
Tiefenbach SA...............................................     265,329          265,329        --            --
Malcolm Unsworth(9).........................................      92,611              134        92,477           1.4
Samuel Villanti.............................................       6,707            6,707        --            --
David Werner................................................       2,683            2,683        --            --
Ysatis BV...................................................   1,632,284        1,632,284        --            --
                                                                                                                   --
                                                              -----------  -----------------  ---------
Total.......................................................   5,608,335        5,515,858        92,477           1.4

------------------------

(1) The following persons serve, or have served, in the following capacities for the Registrant or for one of its subsidiaries, as indicated: Harvey Beldner:
    Manager of Human Resources of Axiohm (through October 1996); Corinne Belmont-Lemoine: Legal Advisor Executive for Dardel; Philippe Bernard: Vice President of Operations, Director of Manufacturing for the Registrant; Francis Berthelot: Director of Research & Development for Axiohm (through November 1997); David Clarke: Vice President of Marketing for Axiohm (through February 1996); Nicolas Dourassoff: Director, has agreed to become Chief Executive Officer of the Registrant in May 1998; Patrick Dupuy: Co-Chairman of the Board of Directors and Co-Chief Executive Officer of the Registrant, Chairman of Axiohm; Patrick Frimat: Vice President of Marketing, North America for the Registrant; Gilles Gibier: Co-Chairman of the Board of Directors and Co-Chief Executive Officer of the Registrant, Director of Axiohm; Marie-Francoise Gillon: Director of Human Resources for the Registrant; Yves Hagege: Corporate Accountant for the Registrant; Jean-George Huglin: Controller for the Registrant, Chief Financial Officer of Axiohm (through October 1997); Keith Jentoft: Vice President of the Registrant; Corinne Knupp: Controller of Axiohm IPB (through January 1997); Gregory Menzenski: Director of Engineering of Axiohm IPB; Bernard Patry:
    Vice President, Sales and Marketing for the Registrant; Damien Pelletier:
    Director of Product Management for Axiohm; Coltide de Perthuis: Controller for Axiohm; Andy Shih: Sales Engineer for the Registrant; Malcolm Unsworth:
    Vice President of Operations for the Registrant, Vice President and General Manager of Axiohm IPB (through October 1997); Samuel Villanti: Director of Operations, Axiohm IPB; David Werner: Director of Product Management for the Registrant.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of February 25, 1998 through the exercise of any stock option or other right.

(3) Information is as of March 13, 1998.

(4) Includes 16,768 shares held of record by Somafin SPRL, an entity wholly owned by Mr. Dourassoff and Veronique Dourassoff, Mr. Dourassoff's wife.

(5) Includes 1,632,284 shares held of record by Ysatis BV, of which Mr. Dupuy is the sole shareholder and 90,540 held of record by Mr. Dupuy's children.

(6) Includes 1,639,528 shares held of record by Cargyl BV, of which Mr. Gibier is the sole shareholder. and 100,605 shares held of record by Carole Gibier, Mr. Gibier's daughter.

(7) Includes 265,329 shares held of record by Tiefenbach SA, of which Mr. Huglin is the sole shareholder.

(8) Includes 114,958 shares held of record by Marie Pierre Patry, Mr. Patry's wife, 5,232 shares held of record by Mr. Patry's children, and 82,362 shares held of record by BP Investissements S.A., of which Mr. Patry is the sole shareholder.

(9) Includes 92,477 shares issuable upon exercise of options exercisable within 60 days of February 25, 1998.

                              PLAN OF DISTRIBUTION

    The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the Company's Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    In effecting sales, brokers, dealers or agents engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

    In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Company has advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

    At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

    There can be no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock offered by them hereunder.

                                 LEGAL MATTERS

    Counsel for the Company, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and non-assessable.

                       AXIOHM TRANSACTION SOLUTIONS, INC
                       REGISTRATION STATEMENT ON FORM S-3
                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM
NUMBER
------

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.+

    The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission and NASD fees are estimates.

Registration fee: Securities and Exchange Commission...........  $21,967.00
Accounting fees................................................   15,000.00
Legal fees.....................................................   20,000.00
Miscellaneous..................................................    2,000.00
                                                                 ----------
Total..........................................................   58,967.00

------------------------

+ Represents expenses relating to the distribution by the Selling Shareholders pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Shareholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. This limitation on liability has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) relating to any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the California General Corporation Law (directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his or her capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

    In accordance with Section 317, the Restated Articles of Incorporation, as amended (the "Articles"), of the Company limit the liability of a director to the Company or its shareholders for monetary damages to the fullest extent permissible under California law, and authorize the Company to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. The Company's By-Laws further provide for indemnification of corporate agents to the maximum extent permitted by the California General Corporation Law.

    Pursuant to the authority provided in the Articles, the Company has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.

    The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

    The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  2.1  Agreement and Plan of Merger dated as of July 14, 1997, among DH
         Technology, Inc., Axiohm S.A. and AX Acquisition Corporation
         (incorporated by reference to Exhibit (c)(1) to DH Technology, Inc.'s
         Schedule 14D-9 filed July 16, 1997).

  2.2  Purchase and Assumption Agreement, dated October 2, 1997, among Axiohm
         IPB, Inc., AX Acquisition Corporation and DH Technology, Inc.
         (incorporated by reference to Exhibit 2.2 to Axiohm Transaction
         Solutions, Inc.'s Current Report on Form 8-K filed October 17, 1997).

  5.1  Opinion of Wilson Sonsini Goodrich & Rosati.

 23.1  Consent of Price Waterhouse LLP.

 23.2  Consent of KPMG Peat Marwick LLP.

 23.3  Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibit 5.1).

 24.1  Power of Attorney--see Page II-3.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Axiohm Transaction Solutions, Inc., a corporation organized and existing under the laws of the State of California, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on the 11th day of May 1998.

                                AXIOHM TRANSACTION SOLUTIONS, INC.

                                By:             /s/ WALTER S. SOBON
                                     -----------------------------------------
                                                  Walter S. Sobon
                                              CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Janet W. Shanks and Walter S. Sobon, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ NICOLAS DOURASSOFF      Chief Executive Officer
------------------------------    and Director (Principal      May 11, 1998
      Nicolas Dourassoff          Executive Officer)

     /s/ WALTER S. SOBON        Chief Financial Officer
------------------------------    (Principal Financial         May 11, 1998
       Walter S. Sobon            Officer)

     /s/ JANET W. SHANKS        Chief Accounting Officer
------------------------------    (Principal Accounting        May 11, 1998
       Janet W. Shanks            Officer)

      /s/ PATRICK DUPUY
------------------------------  Co-Chairman of the Board       May 11, 1998
        Patrick Dupuy             of Directors

      /s/ GILLES GIBIER
------------------------------  Co-Chairman of the Board       May 11, 1998
        Gilles Gibier             of Directors

     /s/ WILLIAM H. GIBBS
------------------------------  Director                       May 11, 1998
       William H. Gibbs

      /s/ DONALD M. LYLE
------------------------------  Director                       May 11, 1998
        Donald M. Lyle

                               INDEX TO EXHIBITS

  EXHIBIT                                                                                                          PAGE
  NUMBER                                                                                                            NO.
-----------                                                                                                        -----
       2.1*  Agreement and Plan of Merger dated as of July 14, 1997, among DH Technology, Inc., Axiohm S.A.
               and AX Acquisition Corporation (incorporated by reference to Exhibit (c)(1) to DH Technology,
               Inc.'s Schedule 14D-9 filed July 16, 1997). ...................................................

       2.2*  Purchase and Assumption Agreement, dated October 2, 1997, among Axiohm IPB, Inc., AX Acquisition
               Corporation and DH Technology, Inc. (incorporated by reference to Exhibit 2.2 to Axiohm
               Transaction Solutions, Inc.'s Current Report on Form 8-K filed October 17, 1997). .............

       5.1   Opinion of Wilson Sonsini Goodrich & Rosati. ....................................................

      23.1   Consent of Price Waterhouse LLP. ................................................................

      23.2   Consent of KPMG Peat Marwick LLP. ...............................................................

      23.3   Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibit 5.1). .........................

      24.1   Power of Attorney ...............................................................................        II-4

------------------------

*   Incorporated by reference.